BNY Mellon 1Q15 Earnings Release

News Release

Contacts: MEDIA:	ANALYSTS:
Kevin Heine	Valerie Haertel
(212) 635-1590	(212) 635-8529
kevin.heine@bnymellon.com	valerie.haertel@bnymellon.com

BNY MELLON REPORTS FIRST QUARTER EARNINGS OF $766 MILLION OR $0.67 PER COMMON SHARE

•	Earnings per common share up 18% year-over-year

TOTAL REVENUE INCREASED 6% YEAR-OVER-YEAR

•	Increased 4% on an adjusted basis (a)

TOTAL EXPENSE DECREASED 1% YEAR-OVER-YEAR

•	Decreased 2% on an adjusted basis (a)

GENERATED OVER 500 BASIS POINTS OF POSITIVE OPERATING LEVERAGE YEAR-OVER-YEAR ON AN ADJUSTED BASIS (a)

EXECUTING ON CAPITAL PLAN AND RETURN OF VALUE TO COMMON SHAREHOLDERS

•	Repurchased 10.3 million common shares for $400 million in the first quarter of 2015

•	Return on tangible common equity of 20% in the first quarter of 2015 (b)

AS PREVIOUSLY ANNOUNCED, BOARD APPROVED THE REPURCHASE OF UP TO $3.1 BILLION OF COMMON STOCK

NEW YORK, April 22, 2015 – The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE: BK) today reported first quarter net income applicable to common shareholders of $766 million, or $0.67 per diluted common share. In the first quarter of 2014, net income applicable to common shareholders was $661 million, or $0.57 per diluted per common share. In the fourth quarter of 2014, net income applicable to common shareholders was $209 million, or $0.18 per diluted common share, or $667 million, or $0.58 per diluted common share, adjusted for litigation expense, restructuring charges and the benefit of a tax carryback claim. (b)

“Our first quarter results reflect continued progress in executing on our strategic priorities. Earnings per share growth was driven by higher revenues across all of our businesses, our success in holding our expenses in check and generating positive operating leverage. We also returned significant value to our shareholders in the form of share repurchases and dividends, while increasing our return on equity,” said Gerald L. Hassell, chairman and chief executive officer of BNY Mellon.

_________________________________________________________________________________

(a)	See page 4 for the Non-GAAP adjustments.

(b)	See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 24 for the reconciliation of these Non-GAAP measures.

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BNY Mellon 1Q15 Earnings Release

“In Investment Services, growth in clearing and collateral management was particularly noteworthy during the quarter where we have been investing to deliver enhanced capabilities to our clients. In Investment Management, our investments in the expansion of Wealth Management are paying off as we extend our brand, expand our presence in high-value U.S. markets, and connect our private banking solutions to Pershing clients. We also saw solid long-term flows into various strategies including alternatives,” added Mr. Hassell.

“Our business improvement process is streamlining our organization, utilizing technology to increase efficiency and reducing our structural costs as we stay focused on achieving our Investor Day goals,” concluded Mr. Hassell.

CONFERENCE CALL INFORMATION

Gerald L. Hassell, chairman and chief executive officer and Thomas P. Gibbons, vice chairman and chief financial officer, along with other members of executive management from BNY Mellon, will host a conference call and simultaneous live audio webcast at 8:00 a.m. EDT on April 22, 2015. This conference call and audio webcast will include forward-looking statements and may include other material information.

Persons wishing to access the conference call and audio webcast may do so by dialing (888) 677-5383 (U.S.) and (773) 799-3611 (International), and using the passcode: Earnings, or by logging on to www.bnymellon.com. Earnings materials will be available at www.bnymellon.com beginning at approximately 6:30 a.m. EDT on April 22, 2015. Replays of the conference call and audio webcast will be available beginning April 22, 2015 at approximately 2 p.m. EDT through May 22, 2015 by dialing (888) 568-0407 (U.S.) or (402) 530-7943 (International). The archived version of the conference call and audio webcast will also be available at www.bnymellon.com for the same time period.

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BNY Mellon 1Q15 Earnings Release

FIRST QUARTER 2015 FINANCIAL HIGHLIGHTS (a)
(comparisons are 1Q15 vs. 1Q14 unless otherwise stated)

•Earnings

	Earnings per share			Net income applicable to common shareholders of The Bank of New York Mellon Corporation
(in millions, except per share amounts)	1Q14	1Q15	Inc(Dec)	1Q14	1Q15	Inc(Dec)
GAAP results	$0.57	$0.67	18%	$661	$766	16%

•	Total revenue was $3.9 billion, an increase of 6%.
-    Investment services fees increased 3% reflecting net new business, largely driven by Global Collateral Services and securities lending, and higher market values, partially offset by the unfavorable impact of a stronger U.S. dollar.
-    Investment management and performance fees increased 1%, or 6% on a constant currency basis (Non-GAAP), driven by higher equity market values, the impact of the Cutwater Asset Management (“Cutwater”) acquisition and strategic initiatives, partially offset by lower performance fees. (a)
-    Foreign exchange revenue increased 67% driven by higher volumes and volatility, as well as higher Depositary Receipts-related activity.
-    Investment and other income decreased $39 million driven by lower lease residual gains.
-    Net interest revenue was unchanged as an increase in deposits drove the growth in our securities portfolio and offset the impact of lower yields.

•	The provision for credit losses was $2 million.

•
Noninterest expense was $2.7 billion, a decrease of 1% reflecting lower expenses in all categories, except sub-custodian which is volume-related and other expense which includes the impact of the new EU Single Resolution Fund.

•	Effective tax rate of 24.4%; includes a 2.0% benefit related to the tax impact of consolidated investment management funds.

•	Assets under custody and/or administration (“AUC/A”) and Assets under management (“AUM”)
-    AUC/A of $28.5 trillion, increased 2% primarily reflecting higher market values and net new business, partially offset by the unfavorable impact of a stronger U.S. dollar.
--    Estimated new AUC/A wins in Asset Servicing of $131 billion.
-    AUM of a record $1.74 trillion, increased 7% driven by higher equity market values, the Cutwater acquisition and net new business, partially offset by the unfavorable impact of a stronger U.S. dollar.
--    Long-term inflows totaled $16 billion driven by liability-driven, index and fixed income investments.
--    Short-term inflows totaled $1 billion.

•Capital
-    Repurchased 10.3 million common shares for $400 million in 1Q15.
-    Return on tangible common equity of 20% in 1Q15 (a).
-    As previously announced, the board approved the repurchase of up to $3.1 billion of common stock over a 5-quarter period. Common stock repurchases of $700 million are contingent on a prior issuance of $1 billion of qualifying preferred stock.

(a)
See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 24 for the reconciliation of Non-GAAP measures. Non-GAAP excludes the gains on the sales of our investment in Wing Hang Bank and the One Wall Street building, amortization of intangible assets, M&I, litigation and restructuring charges, a charge (recovery) related to investment management funds, net of incentives, and the benefit primarily related to a tax carryback claim, if applicable.

Note: In the table above and throughout this document, sequential growth rates are unannualized.

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BNY Mellon 1Q15 Earnings Release

FINANCIAL SUMMARY

(dollars in millions, except per share amounts; common shares in thousands)						1Q15 vs.
	1Q14	2Q14	3Q14	4Q14	1Q15	1Q14	4Q14
Revenue:
Fee and other revenue	$2,883	$2,980	$3,851	$2,935	$3,002	4%	2%
Income from consolidated investment management funds	36	46	39	42	121
Net interest revenue	728	719	721	712	728
Total revenue – GAAP	3,647	3,745	4,611	3,689	3,851	6	4
Less: Net income attributable to noncontrolling interests related to consolidated investment management funds	20	17	23	24	90
Gain on the sale of our investment in Wing Hang	—	—	490	—	—
Gain on the sale of the One Wall Street building	—	—	346	—	—
Total revenue – Non-GAAP	3,627	3,728	3,752	3,665	3,761	4	3
Provision for credit losses	(18)	(12)	(19)	1	2
Expense:
Noninterest expense – GAAP	2,739	2,946	2,968	3,524	2,700	(1)	(23)
Less: Amortization of intangible assets	75	75	75	73	66
M&I, litigation and restructuring charges	(12)	122	220	800	(3)
Charge (recovery) related to investment management funds, net of incentives	(5)	109	—	—	—
Total noninterest expense – Non-GAAP	2,681	2,640	2,673	2,651	2,637	(2)	(1)
Income:
Income before income taxes	926	811	1,662	164	1,149	24%	N/M
Provision (benefit) for income taxes	232	217	556	(93)	280
Net income	$694	$594	$1,106	$257	$869
Net (income) attributable to noncontrolling interests (a)	(20)	(17)	(23)	(24)	(90)
Net income applicable to shareholders of The Bank of New York Mellon Corporation	674	577	1,083	233	779
Preferred stock dividends	(13)	(23)	(13)	(24)	(13)
Net income applicable to common shareholders of The Bank of New York Mellon Corporation	$661	$554	$1,070	$209	$766

Key Metrics:
Pre-tax operating margin (b)	25%	22%	36%	4%	30%
Non-GAAP (b)	27%	30%	29%	28%	30%

Return on common equity (annualized) (b)	7.4%	6.1%	11.6%	2.2%	8.8%
Non-GAAP (b)	7.8%	8.4%	8.5%	7.7%	9.2%

Return on tangible common equity (annualized) – Non-GAAP (b)	17.6%	14.5%	26.2%	5.9%	20.3%
Non-GAAP adjusted (b)	17.3%	18.4%	18.4%	16.3%	20.2%

Fee revenue as a percentage of total revenue excluding net securities gains	79%	79%	83%	79%	78%

Percentage of non-U.S. total revenue (c)	37%	38%	43%	35%	36%

Average common shares and equivalents outstanding:
Basic	1,138,645	1,133,556	1,126,946	1,120,672	1,118,602
Diluted	1,144,510	1,139,800	1,134,871	1,129,040	1,126,306

Period end:
Full-time employees	51,400	51,100	50,900	50,300	50,500
Book value per common share – GAAP (b)	$31.94	$32.49	$32.77	$32.09	$31.89
Tangible book value per common share – Non-GAAP (b)	$14.48	$14.88	$15.30	$14.70	$14.82
Cash dividends per common share	$0.15	$0.17	$0.17	$0.17	$0.17
Common dividend payout ratio	26%	35%	18%	94%	25%
Closing stock price per common share	$35.29	$37.48	$38.73	$40.57	$40.24
Market capitalization	$40,244	$42,412	$43,599	$45,366	$45,130
Common shares outstanding	1,140,373	1,131,596	1,125,710	1,118,228	1,121,512
(a)    Primarily attributable to noncontrolling interests related to consolidated investment management funds.

(b)
Non-GAAP excludes the gains on the sales of our investment in Wing Hang Bank and the One Wall Street building, amortization of intangible assets, M&I, litigation and restructuring charges, a charge (recovery) related to investment management funds, net of incentives, and the benefit primarily related to a tax carryback claim, if applicable. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 24 for the reconciliation of Non-GAAP measures.

(c)	Includes fee revenue, net interest revenue and income from consolidated investment management funds, net of net income attributable to noncontrolling interests.
N/M - Not meaningful.

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BNY Mellon 1Q15 Earnings Release

CONSOLIDATED BUSINESS METRICS

Consolidated business metrics							1Q15 vs.
	1Q14	2Q14	3Q14	4Q14	1Q15		1Q14	4Q14
Changes in AUM (in billions): (a)
Beginning balance of AUM	$1,583	$1,620	$1,636	$1,646	$1,710
Net inflows (outflows):
Long-term:
Equity	(1)	(4)	(2)	(4)	(6)
Fixed income	—	(1)	—	4	4
Index	—	7	(3)	1	8
Liability-driven investments (b)	20	(17)	18	24	8
Alternative investments	2	2	—	2	2
Total long-term inflows (outflows)	21	(13)	13	27	16
Short term:
Cash	(7)	(18)	19	5	1
Total net inflows (outflows)	14	(31)	32	32	17
Net market/currency impact/acquisition	23	47	(22)	32	14
Ending balance of AUM	$1,620	$1,636	$1,646	$1,710	$1,741	(c)	7%	2%

AUM at period end, by product type: (a)
Equity	17%	17%	16%	16%	15%
Fixed income	14	14	13	13	13
Index	20	21	21	21	22
Liability-driven investments (b)	27	27	28	29	29
Alternative investments	4	4	4	4	4
Cash	18	17	18	17	17
Total AUM	100%	100%	100%	100%	100%	(c)

Wealth management:
Average loans (in millions)	$10,075	$10,372	$10,772	$11,124	$11,634		15%	5%
Average deposits (in millions)	$14,805	$13,458	$13,764	$14,604	$15,218		3%	4%

Investment Services:
Average loans (in millions)	$31,468	$33,115	$33,785	$35,448	$37,699		20%	6%
Average deposits (in millions)	$214,947	$220,701	$221,734	$228,282	$234,183		9%	3%

AUC/A at period end (in trillions) (d)	$27.9	$28.5	$28.3	$28.5	$28.5	(c)	2%	—%

Market value of securities on loan at period end (in billions) (e)	$264	$280	$282	$289	$291		10%	1%

Asset servicing:
Estimated new business wins (AUC/A) (in billions)	$161	$130	$115	$130	$131	(c)

Depositary Receipts:
Number of sponsored programs	1,332	1,316	1,302	1,279	1,258		(6)%	(2)%

Clearing services:
Global DARTS volume (in thousands)	230	207	209	242	261		13%	8%
Average active clearing accounts (U.S. platform) (in thousands)	5,695	5,752	5,805	5,900	5,979		5%	1%
Average long-term mutual fund assets (U.S. platform) (in millions)	$413,658	$433,047	$442,827	$450,305	$456,954		10%	1%
Average investor margin loans (U.S. platform) (in millions)	$8,919	$9,236	$9,861	$10,711	$11,232		26%	5%

Broker-Dealer:
Average tri-party repo balances (in billions)	$1,983	$2,022	$2,063	$2,101	$2,153		9%	2%

(a)	Excludes securities lending cash management assets and assets managed in the Investment Services business.

(b)	Includes currency and overlay assets under management.

(c)	Preliminary.

(d)
Includes the AUC/A of CIBC Mellon Global Securities Services Company (“CIBC Mellon”), a joint venture with the Canadian Imperial Bank of Commerce, of $1.2 trillion at March 31, 2014, June 30, 2014 and Sept. 30, 2014 and $1.1 trillion at Dec. 31, 2014 and March 31, 2015.

(e)
Represents the total amount of securities on loan managed by the Investment Services business. Excludes securities for which BNY Mellon acts as agent on behalf of CIBC Mellon clients, which totaled $66 billion at March 31, 2014, $64 billion at June 30, 2014, $65 billion at Sept. 30, 2014 and Dec. 31, 2014, and $69 billion at March 31, 2015.

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BNY Mellon 1Q15 Earnings Release

The following table presents key market metrics at period end and on an average basis.

Key market metrics						1Q15 vs.
	1Q14	2Q14	3Q14	4Q14	1Q15	1Q14	4Q14
S&P 500 Index (a)	1872	1960	1972	2059	2068	10%	—%
S&P 500 Index – daily average	1835	1900	1976	2009	2064	12	3
FTSE 100 Index (a)	6598	6744	6623	6566	6773	3	3
FTSE 100 Index – daily average	6680	6764	6756	6526	6793	2	4
MSCI World Index (a)	1674	1743	1698	1710	1741	4	2
MSCI World Index – daily average	1647	1698	1733	1695	1726	5	2
Barclays Capital Global Aggregate BondSM Index (a)(b)	365	376	361	357	348	(5)	(3)
NYSE and NASDAQ share volume (in billions)	196	187	173	198	187	(5)	(6)
JPMorgan G7 Volatility Index – daily average (c)	7.80	6.22	6.21	8.54	10.40	33	22
Average Fed Funds effective rate	0.07%	0.09%	0.09%	0.10%	0.11%	4 bps	1 bps
Foreign exchange rates vs. U.S. dollar:
British pound - average rate	$1.66	$1.68	$1.67	$1.58	$1.51	(9)%	(4)%
Euro - average rate	1.37	1.37	1.33	1.25	1.13	(18)	(10)

(a)	Period end.

(b)	Unhedged in U.S. dollar terms.

(c)	The JPMorgan G7 Volatility Index is based on the implied volatility in 3-month currency options.
bps – basis points.

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BNY Mellon 1Q15 Earnings Release

FEE AND OTHER REVENUE

Fee and other revenue						1Q15 vs.
(dollars in millions)	1Q14	2Q14	3Q14	4Q14	1Q15	1Q14	4Q14
Investment services fees:
Asset servicing (a)	$1,009	$1,022	$1,025	$1,019	$1,038	3%	2%
Clearing services	325	326	337	347	344	6	(1)
Issuer services	229	231	315	193	232	1	20
Treasury services	136	141	142	145	137	1	(6)
Total investment services fees	1,699	1,720	1,819	1,704	1,751	3	3
Investment management and performance fees	843	883	881	885	854	1	(4)
Foreign exchange and other trading revenue	136	130	153	151	229	68	52
Distribution and servicing	43	43	44	43	41	(5)	(5)
Financing-related fees	38	44	44	43	40	5	(7)
Investment and other income	102	142	890	78	63	N/M	N/M
Total fee revenue	2,861	2,962	3,831	2,904	2,978	4	3
Net securities gains	22	18	20	31	24	N/M	N/M
Total fee and other revenue	$2,883	$2,980	$3,851	$2,935	$3,002	4%	2%

(a)	Asset servicing fees include securities lending revenue of $38 million in 1Q14, $46 million in 2Q14, $37 million in 3Q14, $37 million in 4Q14 and $43 million in 1Q15.
N/M - Not meaningful.

KEY POINTS

•
Asset servicing fees were $1.0 billion, an increase of 3% year-over-year and 2% sequentially. The year-over-year increase primarily reflects net new business, largely driven by Global Collateral Services and securities lending, and market values. The sequential increase primarily reflects higher client expense reimbursements, securities lending revenue and Global Collateral Services fees. Both increases were partially offset by the unfavorable impact of a stronger U.S. dollar.

•
Clearing services fees were $344 million, an increase of 6% year-over-year and a decrease of 1% sequentially. The year-over-year increase was primarily driven by higher mutual fund and asset-based fees and higher clearance revenue driven by higher DARTS volume. The sequential decrease was primarily driven by fewer trading days in 1Q15.

•
Issuer services fees were $232 million, an increase of 1% year-over-year and 20% sequentially. Both increases reflect higher corporate actions in Depositary Receipts, partially offset by the unfavorable impact of a stronger U.S. dollar. The sequential increase also reflects higher Corporate Trust fees.

•	Treasury services fees were $137 million, an increase of 1% year-over-year and a decrease of 6% sequentially. The sequential decrease primarily reflects seasonally lower payment volumes.

•
Investment management and performance fees were $854 million, an increase of 1% year-over-year, or 6% on a constant currency basis (Non-GAAP), driven by higher equity market values, the impact of the Cutwater acquisition and strategic initiatives, partially offset by lower performance fees. Sequentially, investment management and performance fees decreased 4% primarily reflecting seasonally lower performance fees, fewer days in 1Q15 and the unfavorable impact of a stronger U.S. dollar, partially offset by the impact of the Cutwater acquisition.

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BNY Mellon 1Q15 Earnings Release

•	Foreign exchange and other trading revenue
	(in millions)	1Q14	2Q14	3Q14	4Q14	1Q15
	Foreign exchange	$130	$129	$154	$165	$217
	Other trading revenue (loss):
	Fixed income	1	(1)	2	(18)	11
	Equity/other	5	2	(3)	4	1
	Total other trading revenue (loss)	6	1	(1)	(14)	12
	Total foreign exchange and other trading revenue	$136	$130	$153	$151	$229

Foreign exchange and other trading revenue totaled $229 million in 1Q15 compared with $136 million in 1Q14 and $151 million in 4Q14. In 1Q15, foreign exchange revenue totaled $217 million, an increase of 67% year-over-year and 32% sequentially. Both increases reflect higher volumes and volatility, as well as higher Depositary Receipts-related activity.

Other trading revenue was $12 million in 1Q15, compared with other trading revenue of $6 million in 1Q14 and other trading loss of $14 million in 4Q14. Both increases primarily reflect higher fixed income trading revenue. The sequential increase also reflects reduced losses on hedging activities within an Investment Management boutique.

•	Investment and other income (loss)
	(in millions)	1Q14	2Q14	3Q14	4Q14	1Q15
	Corporate/bank-owned life insurance	$30	$30	$34	$37	$33
	Seed capital gains (losses)	6	15	(1)	—	15
	Expense reimbursements from joint venture	12	15	13	15	14
	Asset-related gains (losses)	(1)	17	836	20	3
	Lease residual gains (losses)	35	4	5	5	(1)
	Private equity gains (losses)	5	(2)	2	1	(3)
	Equity investment revenue (loss)	(2)	17	(9)	(5)	(4)
	Other income	17	46	10	5	6
	Total investment and other income	$102	$142	$890	$78	$63

Investment and other income was $63 million in 1Q15 compared with $102 million in 1Q14 and $78 million in 4Q14. The year-over-year decrease primarily reflects lower lease residual gains. The sequential decrease primarily reflects lower asset-related gains.

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BNY Mellon 1Q15 Earnings Release

NET INTEREST REVENUE

Net interest revenue						1Q15 vs.
(dollars in millions)	1Q14	2Q14	3Q14	4Q14	1Q15	1Q14		4Q14
Net interest revenue (non-FTE)	$728	$719	$721	$712	$728	—		2%
Net interest revenue (FTE) – Non-GAAP	744	736	736	726	743	—		2
Net interest margin (FTE)	1.05%	0.98%	0.94%	0.91%	0.97%	(8	) bps	6	bps

Selected average balances:
Cash/interbank investments	$127,134	$140,357	$139,278	$140,599	$123,642	(3)%		(12)%
Trading account securities	5,217	5,532	5,435	3,922	3,046	(42)		(22)
Securities	100,534	101,420	112,055	117,243	123,476	23		5
Loans	51,647	53,449	54,835	56,844	57,935	12		2
Interest-earning assets	284,532	300,758	311,603	318,608	308,099	8		(3)
Interest-bearing deposits	152,986	162,674	164,233	163,149	159,520	4		(2)
Noninterest-bearing deposits	81,430	77,820	82,334	85,330	89,592	10		5

Selected average yields/rates:
Cash/interbank investments	0.43%	0.43%	0.38%	0.31%	0.35%
Trading account securities	2.60	2.19	2.36	2.64	2.46
Securities	1.79	1.68	1.56	1.54	1.55
Loans	1.65	1.66	1.61	1.58	1.55
Interest-earning assets	1.17	1.10	1.05	1.02	1.07
Interest-bearing deposits	0.06	0.06	0.06	0.03	0.04

Average cash/interbank investments as a percentage of average interest-earning assets	45%	47%	45%	44%	40%
Average noninterest-bearing deposits as a percentage of average interest-earning assets	29%	26%	26%	27%	29%
bps – basis points.
FTE – fully taxable equivalent.

KEY POINTS

•	Net interest revenue totaled $728 million in 1Q15, unchanged compared with 1Q14 and an increase of $16 million sequentially.

-    Year-over-year, the increase in deposits drove the growth in our securities portfolio and offset the impact of lower yields.

-    The sequential increase was primarily driven by a change in the mix of assets, partially offset by fewer days in 1Q15. Lower hedging losses in 1Q15 were primarily offset by lower accretion and higher amortization.

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BNY Mellon 1Q15 Earnings Release

NONINTEREST EXPENSE

Noninterest expense						1Q15 vs.
(dollars in millions)	1Q14	2Q14	3Q14	4Q14	1Q15	1Q14	4Q14
Staff:
Compensation	$925	$903	$909	$893	$871	(6)%	(2)%
Incentives	359	313	340	319	425	18%	33%
Employee benefits	227	223	228	206	189	(17)%	(8)%
Total staff	1,511	1,439	1,477	1,418	1,485	(2)%	5%
Professional, legal and other purchased services	312	314	323	390	302	(3)	(23)
Software and equipment	237	236	234	235	228	(4)	(3)
Net occupancy	154	152	154	150	151	(2)	1
Distribution and servicing	107	112	107	102	98	(8)	(4)
Sub-custodian	68	81	67	70	70	3	—
Business development	64	68	61	75	61	(5)	(19)
Other	223	347	250	211	242	9	15
Amortization of intangible assets	75	75	75	73	66	(12)	(10)
M&I, litigation and restructuring charges	(12)	122	220	800	(3)	N/M	N/M
Total noninterest expense – GAAP	$2,739	$2,946	$2,968	$3,524	$2,700	(1)%	(23)%

Total staff expense as a percentage of total revenue	41%	38%	32%	38%	39%

Memo:
Total noninterest expense excluding amortization of intangible assets, M&I, litigation and restructuring charges and the charge (recovery) related to investment management funds, net of incentives – Non-GAAP	$2,681	$2,640	$2,673	$2,651	$2,637	(2)%	(1)%
N/M - Not meaningful.

KEY POINTS

•
Total noninterest expense excluding amortization of intangible assets, M&I, litigation and restructuring charges, and the charge (recovery) related to investment management funds, net of incentives (Non-GAAP) decreased 2% year-over-year and 1% sequentially.

•
The year-over-year decrease reflects lower expenses in all categories, except sub-custodian which is volume-related and other expense which includes the impact of the new EU Single Resolution Fund. These lower expenses primarily reflect the favorable impact of a stronger U.S. dollar and the benefit of the business improvement process which focuses on reducing structural costs.

•
Total staff expense decreased 2% year-over-year primarily reflecting the favorable impact of a stronger U.S. dollar, the curtailment gain related to the U.S. pension plan and lower headcount. The decrease was partially offset by higher incentive expense reflecting better performance, a lower adjustment for the finalization of the annual incentive awards and the impact of vesting of long-term stock awards for retirement eligible employees.

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BNY Mellon 1Q15 Earnings Release

INVESTMENT SECURITIES PORTFOLIO

At March 31, 2015, the fair value of our investment securities portfolio totaled $128.9 billion. The net unrealized pre-tax gain on our total securities portfolio was $1.7 billion at March 31, 2015 compared with $1.3 billion at Dec. 31, 2014. The increase in the net unrealized pre-tax gain was primarily driven by a decline in market interest rates. In 1Q15, Agency MBS, sovereign debt and U.S. Treasury securities with an aggregate amortized cost and fair value of $11.6 billion were transferred from available-for-sale securities to held-to-maturity securities. Also in 1Q15, we continued to purchase held-to-maturity securities. At March 31, 2015 and Dec. 31, 2014, the fair value of the held-to-maturity securities totaled $41.7 billion and $21.1 billion, respectively, and represented 32% and 18% of the fair value of the total investment securities portfolio, respectively.

The following table shows the distribution of our investment securities portfolio.

Investment securities portfolio (dollars in millions)	Dec. 31, 2014		1Q15 change in unrealized gain (loss)	March 31, 2015			Fair value as a % of amortized cost (a)	Unrealized gain (loss)		Ratings
													BB+ and lower
	Fair value			Amortized cost	Fair value					AAA/ AA-	A+/ A-	BBB+/ BBB-		Not rated
Agency RMBS	$46,762		$278	$50,635	$51,101		101%	$466		100%	—%	—%	—%	—%
U.S. Treasury	24,857		48	28,414	28,680		101	266		100	—	—	—	—
Sovereign debt/sovereign guaranteed	18,253		29	18,064	18,253		101	189		78	1	21	—	—
Non-agency RMBS (b)	2,214		(28)	1,699	2,138		81	439		—	1	1	91	7
Non-agency RMBS	1,113		—	1,052	1,070		94	18		1	8	21	69	1
European floating rate notes	1,959		3	1,728	1,723		99	(5)		71	22	—	7	—
Commercial MBS	4,997		32	5,830	5,901		101	71		94	5	1	—	—
State and political subdivisions	5,271		14	5,074	5,159		102	85		79	20	—	—	1
Foreign covered bonds	2,866		(6)	2,732	2,804		103	72		100	—	—	—	—
Corporate bonds	1,785		12	1,695	1,745		103	50		21	67	12	—	—
CLO	2,111		6	2,250	2,258		100	8		100	—	—	—	—
U.S. Government agencies	684		5	1,551	1,554		100	3		100	—	—	—	—
Consumer ABS	3,240		3	3,398	3,400		100	2		99	1	—	—	—
Other (c)	3,032		6	3,092	3,106		100	14		44	—	50	—	6
Total investment securities	$119,144	(d)	$402	$127,214	$128,892	(d)	101%	$1,678	(e)	91%	2%	5%	2%	—%
(a)    Amortized cost before impairments.

(b)
These RMBS were included in the former Grantor Trust and were marked-to-market in 2009. We believe these RMBS would receive higher credit ratings if these ratings incorporated, as additional credit enhancements, the difference between the written-down amortized cost and the current face amount of each of these securities.

(c)
Includes commercial paper with a fair value of $1.6 billion and $1.6 billion and money market funds with a fair value of $763 million and $814 million at Dec. 31, 2014 and March 31, 2015, respectively.

(d)	Includes net unrealized losses on derivatives hedging securities available-for-sale of $313 million at Dec. 31, 2014 and $501 million at March 31, 2015.

(e)	Unrealized gains of $1,239 million at March 31, 2015 related to available-for-sale securities.

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BNY Mellon 1Q15 Earnings Release

NONPERFORMING ASSETS

Nonperforming assets (dollars in millions)	March 31, 2014	Dec. 31, 2014	March 31, 2015
Loans:
Other residential mortgages	$107	$112	$111
Commercial	13	—	—
Wealth management loans and mortgages	12	12	12
Foreign	7	—	—
Commercial real estate	4	1	1
Total nonperforming loans	143	125	124
Other assets owned	3	3	4
Total nonperforming assets (a)	$146	$128	$128
Nonperforming assets ratio	0.27%	0.22%	0.21%
Allowance for loan losses/nonperforming loans	138.5	152.8	153.2
Total allowance for credit losses/nonperforming loans	228.0	224.0	228.2

(a)
Loans of consolidated investment management funds are not part of BNY Mellon’s loan portfolio. Included in the loans of consolidated investment management funds are nonperforming loans of $74 million at March 31, 2014, $53 million at Dec. 31, 2014 and $73 million at March 31, 2015. These loans are recorded at fair value and therefore do not impact the provision for credit losses and allowance for loan losses, and accordingly are excluded from the nonperforming assets table above.

Nonperforming assets were $128 million at March 31, 2015 unchanged from Dec. 31, 2014.

ALLOWANCE FOR CREDIT LOSSES, PROVISION AND NET CHARGE-OFFS

Allowance for credit losses, provision and net charge-offs (in millions)	March 31, 2014	Dec. 31, 2014	March 31, 2015
Allowance for credit losses - beginning of period	$344	$288	$280
Provision for credit losses	(18)	1	2
Net (charge-offs) recoveries:
Other residential mortgages	—	—	1
Commercial	—	(8)	—
Commercial real estate	—	(2)	—
Financial institutions	—	1	—
Net (charge-offs) recoveries	—	(9)	1
Allowance for credit losses - end of period	$326	$280	$283
Allowance for loan losses	$198	$191	$190
Allowance for lending-related commitments	128	89	93

The allowance for credit losses was $283 million at March 31, 2015, an increase of $3 million compared with $280 million at Dec. 31, 2014.

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BNY Mellon 1Q15 Earnings Release

CAPITAL

Our consolidated capital ratios are shown in the following table. In 1Q15, we implemented the Basel III Standardized Approach under the final rules released by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) on July 2, 2013 (the “Final Capital Rules”). The Standardized Approach replaced the Basel I-based calculation of risk-weighted assets (“RWA”) with a revised methodology using a broader array of more risk sensitive risk-weighting categories. Our risk-based capital adequacy is determined using the higher of RWA determined using the Standardized Approach and Advanced Approach. The common equity Tier 1 (“CET1”), Tier 1 and Total risk-based regulatory capital ratios in the first section of the table below are based on Basel III components of capital, as phased-in, and credit risk asset risk-weightings using the Advanced Approach framework under the Final Capital Rules as the related RWA were higher under the Advanced Approach at both Dec. 31, 2014 and March 31, 2015. The Advanced Approach ratios were impacted by increases in operational risk RWA. The transitional capital ratios were negatively impacted by the phase-in requirements for 2015. The leverage capital ratios are based on Basel III components of capital and quarterly average total assets, as phased-in.

Capital ratios	Dec. 31, 2014	March 31, 2015
Consolidated regulatory capital ratios: (a)(b)(c)
CET1 ratio	11.2%	10.0%
Tier 1 capital ratio	12.2	10.8
Total (Tier 1 plus Tier 2) capital ratio	12.5	11.1
Leverage capital ratio	5.6	5.6
BNY Mellon shareholders’ equity to total assets ratio – GAAP (d)	9.7	9.4
BNY Mellon common shareholders’ equity to total assets ratio – GAAP (d)	9.3	9.0
BNY Mellon tangible common shareholders’ equity to tangible assets of operations ratio – Non-GAAP (d)	6.5	6.0

Selected regulatory capital ratios – fully phased-in – Non-GAAP: (a)(b)
Estimated CET1 ratio:
Standardized Approach	10.6	9.5
Advanced Approach	9.8	9.1
Estimated supplementary leverage ratio (“SLR”)	4.4	4.5

(a)	Regulatory capital ratios for March 31, 2015 are preliminary.

(b)	Risk-based capital ratios at Dec. 31, 2014 and March 31, 2015 include the net impact of the total consolidated assets of certain consolidated investment management funds in risk-weighted assets.

(c)
At Dec. 31, 2014, the CET1, Tier 1 and Total risk-based consolidated regulatory capital ratios determined under the transitional Standardized Approach were 15.0%, 16.3% and 16.9%, and were calculated based on Basel III components of capital, as phased-in, and asset risk-weightings using Basel I-based requirements. At March 31, 2015, the CET1, Tier 1 and Total risk-based consolidated regulatory capital ratios determined under the transitional Basel III Standardized Approach were 10.7%, 11.6% and 12.0%.

(d)	See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 24 for a reconciliation of these ratios.

Estimated Basel III CET1 generation presented on a fully phased-in basis – Non-GAAP – preliminary
(in millions)	1Q15
Estimated fully phased-in Basel III CET1 – Non-GAAP – Beginning of period	$15,931
Net income applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP	766
Goodwill and intangible assets, net of related deferred tax liabilities	292
Gross Basel III CET1 generated	1,058
Capital deployed:
Dividends	(192)
Common stock repurchased	(400)
Total capital deployed	(592)
Other comprehensive (loss)	(548)
Additional paid-in capital (a)	261
Other (primarily embedded goodwill)	13
Total other (deductions)	(274)
Net Basel III CET1 generated	192
Estimated fully phased-in Basel III CET1 – Non-GAAP – End of period	$16,123
(a)    Primarily related to stock awards, the exercise of stock options and stock issued for employee benefit plans.

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BNY Mellon 1Q15 Earnings Release

The table presented below compares the fully phased-in Basel III capital components and ratios to those amounts determined under the currently effective rules using the transitional phase-in requirements.

Basel III capital components and ratios at March 31, 2015 – preliminary	Fully phased-in Basel III	Transitional Approach (a)
(dollars in millions)
CET1:
Common shareholders’ equity	$35,766	$36,092
Goodwill and intangible assets	(19,148)	(17,440)
Net pension fund assets	(105)	(42)
Equity method investments	(375)	(315)
Deferred tax assets	(16)	(7)
Other	1	5
Total CET1	16,123	18,293
Other Tier 1 capital:
Preferred stock	1,562	1,562
Trust preferred securities	—	74
Disallowed deferred tax assets	—	(9)
Net pension fund assets	—	(63)
Other	(2)	(5)
Total Tier 1 capital	17,683	19,852

Tier 2 capital:
Trust preferred securities	—	223
Subordinated debt	298	298
Allowance for credit losses	283	283
Other	(1)	(1)
Total Tier 2 capital - Standardized Approach	580	803
Excess of expected credit losses	28	17
Less: Allowance for credit losses	283	283
Total Tier 2 capital - Advanced Approach	$325	$537

Total capital:
Standardized Approach	$18,263	$20,655
Advanced Approach	$18,008	$20,389

Risk-weighted assets:
Standardized Approach	$169,673	$171,491
Advanced Approach	$176,680	$183,134

Standardized Approach:
Estimated Basel III CET1 ratio	9.5%	10.7%
Tier 1 capital ratio	10.4	11.6
Total (Tier 1 plus Tier 2) capital ratio	10.8	12.0

Advanced Approach:
Estimated Basel III CET1 ratio	9.1%	10.0%
Tier 1 capital ratio	10.0	10.8
Total (Tier 1 plus Tier 2) capital ratio	10.2	11.1
(a)    Reflects transitional adjustments to CET1, Tier 1 capital and Tier 2 capital required in 2015 under the Final Capital Rules.

BNY Mellon has presented its estimated fully phased-in Basel III CET1 and other risk-based capital ratios and SLR based on its interpretation of the Final Capital Rules, which are being gradually phased-in over a multi-year period, as supplemented by the Federal Reserve’s final rules concerning the SLR published on Sept. 3, 2014, and on the application of such rules to BNY Mellon’s businesses as currently conducted. Management views the estimated fully phased-in Basel III CET1 and other risk-based capital ratios and SLR as key measures in monitoring BNY Mellon’s capital position and progress against future regulatory capital standards. Additionally, the presentation of the estimated fully phased-in Basel III CET1 and other risk-based capital ratios and SLR are intended to allow investors to compare these ratios with estimates presented by other companies. The estimated fully phased-in Basel III CET1 and other risk-based capital ratios assume all relevant regulatory approvals. The Final Capital Rules

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BNY Mellon 1Q15 Earnings Release

require approval by banking regulators of certain models used as part of risk-weighted asset calculations. If these models are not approved, the estimated fully phased-in Basel III CET1 and other risk-based capital ratios would likely be adversely impacted.

Risk-weighted assets at Dec. 31, 2014 and March 31, 2015 for credit risk under the transitional Advanced Approach do not reflect the use of a simple value-at-risk methodology for repo-style transactions (including agented indemnified securities lending transactions), eligible margin loans, and similar transactions. BNY Mellon has requested written approval to use this methodology.

Our capital and liquidity ratios are necessarily subject to, among other things, BNY Mellon’s further review of applicable rules, anticipated compliance with all necessary enhancements to model calibration, approval by regulators of certain models used as part of risk-weighted asset calculations, other refinements, further implementation guidance from regulators, market practices and standards and any changes BNY Mellon may make to its businesses. Consequently, our capital and liquidity ratios remain subject to ongoing review and revision and may change based on these factors.

Supplementary Leverage Ratio (“SLR”)

The following table presents the components of our fully phased-in estimated SLR.

Estimated fully phased-in SLR – Non-GAAP (a) (dollars in millions)	Dec. 31, 2014	March 31, 2015	(b)
Total estimated fully phased-in Basel III CET1 – Non-GAAP	$15,931	$16,123
Additional Tier 1 capital	1,550	1,560
Total Tier 1 capital	$17,481	$17,683

Total leverage exposure:
Quarterly average total assets	$385,232	$374,890
Less: Amounts deducted from Tier 1 capital	19,947	19,643
Total on-balance sheet assets, as adjusted	365,285	355,247
Off-balance sheet exposures:
Potential future exposure for derivatives contracts (plus certain other items)	11,376	9,295
Repo-style transaction exposures included in SLR	302	6,474
Credit-equivalent amount of other off-balance sheet exposures (less SLR exclusions)	21,850	22,046
Total off-balance sheet exposures	33,528	37,815
Total leverage exposure	$398,813	$393,062

Estimated fully phased-in SLR – Non-GAAP	4.4%	4.5%

(a)
The estimated fully phased-in SLR is based on our interpretation of the Final Capital Rules, as supplemented by the Federal Reserve’s final rules on the SLR. When fully phased-in, we expect to maintain an SLR of over 5%, 3% attributable to the minimum required SLR, and greater than 2% attributable to a buffer applicable to U.S. G-SIBs.

(b)	March 31, 2015 information is preliminary.

Liquidity Coverage Ratio (“LCR”)

The U.S. LCR rules became effective Jan. 1, 2015 and require BNY Mellon to meet an LCR of 80%, increasing annually by 10% increments until fully phased-in on Jan. 1, 2017, at which time we will be required to meet an LCR of 100%. Our estimated LCR on a consolidated basis is compliant with the fully phased-in requirements of the U.S. LCR as of March 31, 2015 based on our current understanding of the U.S. LCR rules.

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BNY Mellon 1Q15 Earnings Release

INVESTMENT MANAGEMENT provides investment management services to institutional and retail investors, as well as investment management, wealth and estate planning and private banking solutions to high net worth individuals and families, and foundations and endowments.

(dollars in millions, unless otherwise noted)							1Q15 vs.
	1Q14	2Q14	3Q14	4Q14	1Q15		1Q14	4Q14
Revenue:
Investment management fees:
Mutual funds	$299	$311	$315	$306	$301		1%	(2)%
Institutional clients	372	385	382	375	376		1	—
Wealth management	153	156	158	157	158		3	1
Investment management fees	824	852	855	838	835		1	—
Performance fees	20	29	22	44	15		(25)	N/M
Investment management and performance fees	844	881	877	882	850		1	(4)
Distribution and servicing	40	41	41	40	39		(3)	(3)
Other (a)	16	48	16	7	47		N/M	N/M
Total fee and other revenue (a)	900	970	934	929	936		4	1
Net interest revenue	70	66	69	69	74		6	7
Total revenue	970	1,036	1,003	998	1,010		4	1
Noninterest expense (ex. amortization of intangible assets and the charge (recovery) related to investment management funds, net of incentives)	698	725	727	729	721		3	(1)
Income before taxes (ex. amortization of intangible assets and the charge (recovery) related to investment management funds, net of incentives)	272	311	276	269	289		6	7
Amortization of intangible assets	31	31	31	30	25		(19)	(17)
Charge (recovery) related to investment management funds, net of incentives	(5)	109	—	—	—		N/M	N/M
Income before taxes	$246	$171	$245	$239	$264		7%	10%

Pre-tax operating margin	25%	16%	24%	24%	26%
Adjusted pre-tax operating margin (b)	34%	36%	33%	32%	34%

Changes in AUM (in billions): (c)
Beginning balance of AUM	$1,583	$1,620	$1,636	$1,646	$1,710
Net inflows (outflows):
Long-term:
Equity	(1)	(4)	(2)	(4)	(6)
Fixed income	—	(1)	—	4	4
Index	—	7	(3)	1	8
Liability-driven investments (d)	20	(17)	18	24	8
Alternative investments	2	2	—	2	2
Total long-term inflows (outflows)	21	(13)	13	27	16
Short term:
Cash	(7)	(18)	19	5	1
Total net inflows (outflows)	14	(31)	32	32	17
Net market/currency impact/acquisition	23	47	(22)	32	14
Ending balance of AUM	$1,620	$1,636	$1,646	$1,710	$1,741	(e)	7%	2%

AUM at period end, by product type: (c)
Equity	17%	17%	16%	16%	15%
Fixed income	14	14	13	13	13
Index	20	21	21	21	22
Liability-driven investments (d)	27	27	28	29	29
Alternative investments	4	4	4	4	4
Cash	18	17	18	17	17
Total AUM	100%	100%	100%	100%	100%	(e)

Wealth management:
Average loans	$10,075	$10,372	$10,772	$11,124	$11,634		15%	5%
Average deposits	$14,805	$13,458	$13,764	$14,604	$15,218		3%	4%

(a)
Total fee and other revenue includes the impact of the consolidated investment management funds, net of noncontrolling interests. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 24 for the reconciliation of Non-GAAP measures. Additionally, other revenue includes asset servicing, treasury services, foreign exchange and other trading revenue and investment and other income.

(b)
Excludes the net negative impact of money market fee waivers, amortization of intangible assets and the charge (recovery) related to investment management funds, net of incentives, and is net of distribution and servicing expense. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 24 for the reconciliation of this Non-GAAP measure.

(c)	Excludes securities lending cash management assets and assets managed in the Investment Services business.

(d)	Includes currency and overlay assets under management.

(e)	Preliminary.
N/M – Not meaningful.

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BNY Mellon 1Q15 Earnings Release

INVESTMENT MANAGEMENT KEY POINTS

•
Assets under management were a record $1.74 trillion at March 31, 2015, an increase of 7% year-over-year and 2% sequentially. Both increases primarily resulted from higher equity market values, the Cutwater acquisition and net new business, partially offset by the unfavorable impact of a stronger U.S. dollar.

•	Net long-term inflows were $16 billion in 1Q15 driven by liability-driven, index and fixed income investments. Short-term inflows were $1 billion in 1Q15.

•	Income before taxes excluding amortization of intangible assets and the charge (recovery) related to investment management funds, net of incentives increased 6% year-over-year and 7% sequentially.

•
Total revenue was $1.0 billion, an increase of 4% year-over-year and 1% sequentially. The year-over-year increase primarily reflects higher equity market values and seed capital gains, partially offset by the unfavorable impact of a stronger U.S. dollar. The sequential increase primarily reflects higher seed capital gains and reduced trading losses, partially offset by seasonally lower performance fees.

•	42% non-U.S. revenue in 1Q15 vs. 45% in 1Q14.

•
Investment management fees were $835 million, an increase of 1% year-over-year, or 7% on a constant currency basis (Non-GAAP), driven by higher equity market values, the impact of the Cutwater acquisition and strategic initiatives. Sequentially, investment management fees decreased slightly reflecting fewer days in 1Q15 and the unfavorable impact of a stronger U.S. dollar, partially offset by the impact of the Cutwater acquisition.

•	Performance fees were $15 million in 1Q15 compared with $20 million in 1Q14 and $44 million in 4Q14. The sequential decrease was driven by seasonality.

•
Other revenue was $47 million in 1Q15 compared with $16 million in 1Q14 and $7 million in 4Q14. Both increases primarily reflect higher seed capital gains. The sequential increase also reflects reduced losses on hedging activities within a boutique.

•	Net interest revenue increased 6% year-over-year and 7% sequentially. Both increases primarily reflect higher loan and deposit levels.

•	Average loans increased 15% year-over-year and 5% sequentially; average deposits increased 3% year-over-year and 4% sequentially.

•
Total noninterest expense (excluding amortization of intangible assets and the charge (recovery) related to investment management funds, net of incentives) increased 3% year-over-year and decreased 1% sequentially. The year-over-year increase reflects higher compensation and purchased services expenses resulting from the Cutwater acquisition and investments in strategic initiatives and higher incentive expense. The sequential decrease primarily reflects lower litigation, legal and distribution and servicing expenses, partially offset by higher incentive expense and the impact of the Cutwater acquisition.  Both comparisons reflect the favorable impact of a stronger U.S. dollar.

•	In 1Q15 the Dreyfus/Standish Global Fixed Income Fund hit the #1 ranking in U.S. News’ World Bond category for long-term investors and has been consistently in the top three since.

•	The Wealth Management business was named the 2015 top National Private Asset Manager and top Private Bank Offering for Family Offices by the Family Wealth Report.

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BNY Mellon 1Q15 Earnings Release

INVESTMENT SERVICES provides global custody and related services, broker-dealer services, global collateral services, corporate trust, depositary receipt and clearing services as well as global payment/working capital solutions to global financial institutions.

(dollar amounts in millions, unless otherwise noted)							1Q15 vs.
	1Q14	2Q14	3Q14	4Q14	1Q15		1Q14	4Q14
Revenue:
Investment services fees:
Asset servicing	$985	$993	$998	$992	$1,013		3%	2%
Clearing services	323	324	336	346	342		6	(1)
Issuer services	228	231	314	193	231		1	20
Treasury services	134	140	139	142	135		1	(5)
Total investment services fees	1,670	1,688	1,787	1,673	1,721		3	3
Foreign exchange and other trading revenue	158	145	159	165	209		32	27
Other (a)	59	87	59	69	63		7	(9)
Total fee and other revenue (a)	1,887	1,920	2,005	1,907	1,993		6	5
Net interest revenue	590	593	583	574	600		2	5
Total revenue	2,477	2,513	2,588	2,481	2,593		5	5
Noninterest expense (ex. amortization of intangible assets)	1,778	1,824	1,835	2,512	1,797		1	(28)
Income (loss) before taxes (ex. amortization of intangible assets)	699	689	753	(31)	796		14	N/M
Amortization of intangible assets	44	44	44	43	41		(7)	(5)
Income (loss) before taxes	$655	$645	$709	$(74)	$755		15%	N/M

Pre-tax operating margin	26%	26%	27%	(3)%	29%
Pre-tax operating margin (ex. amortization of intangible assets)	28%	27%	29%	(1)%	31%

Investment services fees as a percentage of noninterest expense (b)	93%	93%	100%	92%	96%

Securities lending revenue	$30	$35	$27	$28	$34		13%	21%

Metrics:
Average loans	$31,468	$33,115	$33,785	$35,448	$37,699		20%	6%
Average deposits	$214,947	$220,701	$221,734	$228,282	$234,183		9%	3%

AUC/A at period end (in trillions) (c)	$27.9	$28.5	$28.3	$28.5	$28.5	(d)	2%	—%
Market value of securities on loan at period end (in billions) (e)	$264	$280	$282	$289	$291		10%	1%

Asset servicing:
Estimated new business wins (AUC/A) (in billions)	$161	$130	$115	$130	$131	(d)

Depositary Receipts:
Number of sponsored programs	1,332	1,316	1,302	1,279	1,258		(6)%	(2)%

Clearing services:
Global DARTS volume (in thousands)	230	207	209	242	261		13%	8%
Average active clearing accounts (U.S. platform) (in thousands)	5,695	5,752	5,805	5,900	5,979		5%	1%
Average long-term mutual fund assets (U.S. platform)	$413,658	$433,047	$442,827	$450,305	$456,954		10%	1%
Average investor margin loans (U.S. platform)	$8,919	$9,236	$9,861	$10,711	$11,232		26%	5%

Broker-Dealer:
Average tri-party repo balances (in billions)	$1,983	$2,022	$2,063	$2,101	$2,153		9%	2%

(a)	Total fee and other revenue includes investment management fees and distribution and servicing revenue.

(b)	Noninterest expense excludes amortization of intangible assets and litigation expense.

(c)	Includes the AUC/A of CIBC Mellon of $1.2 trillion at March 31, 2014, June 30, 2014 and Sept. 30, 2014 and $1.1 trillion at Dec. 31, 2014 and March 31, 2015.

(d)	Preliminary.

(e)
Represents the total amount of securities on loan managed by the Investment Services business. Excludes securities for which BNY Mellon acts as agent on behalf of CIBC Mellon clients, which totaled $66 billion at March 31, 2014, $64 billion at June 30, 2014, $65 billion at Sept. 30, 2014 and Dec. 31, 2014, and $69 billion at March 31, 2015.

N/M - Not meaningful.

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BNY Mellon 1Q15 Earnings Release

INVESTMENT SERVICES KEY POINTS

•	Income before taxes excluding amortization of intangible assets totaled $796 million, an increase of 14% year-over-year.

•
The pre-tax operating margin excluding amortization of intangible assets was 31% in 1Q15 and the investment services fees as a percentage of noninterest expense was 96% in 1Q15, both improving approximately 250 basis points year-over-year.

•	Investment services fees totaled $1.7 billion, an increase of 3% both year-over-year and sequentially.

•
Asset servicing fees (global custody, broker-dealer services and global collateral services) were $1.0 billion in 1Q15 compared with $985 million in 1Q14 and $992 million in 4Q14. The year-over-year increase primarily reflects net new business, largely driven by Global Collateral Services and securities lending, and market values. The sequential increase primarily reflects higher client expense reimbursements, securities lending revenue and Global Collateral Services fees. Both increases were partially offset by the unfavorable impact of a stronger U.S. dollar.

--    Estimated new business wins (AUC/A) in Asset Servicing of $131 billion in 1Q15.

•
Clearing services fees were $342 million in 1Q15 compared with $323 million in 1Q14 and $346 million in 4Q14. The year-over-year increase was primarily driven by higher mutual fund and asset-based fees and higher clearance revenue driven by higher DARTS volume. The sequential decrease primarily reflects fewer trading days in 1Q15.

•
Issuer services fees (Corporate Trust and Depositary Receipts) were $231 million in 1Q15 compared with $228 million in 1Q14 and $193 million in 4Q14. Both increases reflect higher corporate actions in Depositary Receipts, partially offset by the unfavorable impact of a stronger U.S. dollar. The sequential increase also reflects higher Corporate Trust fees.

•	Treasury services fees were $135 million in 1Q15 compared with $134 million in 1Q14 and $142 million in 4Q14. The sequential decrease primarily reflects seasonally lower payment volumes.

•
Foreign exchange and other trading revenue was $209 million in 1Q15 compared with $158 million in 1Q14 and $165 million in 4Q14. Both increases primarily reflect higher volume and volatility, as well as higher Depositary Receipts-related activity.

•
Net interest revenue was $600 million in 1Q15 compared with $590 million in 1Q14 and $574 million in 4Q14. Both increases primarily reflect higher average loans and deposits. The sequential increase also reflects higher internal crediting rates for deposits.

•
Noninterest expense (excluding amortization of intangible assets) was $1.80 billion in 1Q15 compared with $1.78 billion in 1Q14 and $2.51 billion in 4Q14. Both comparisons reflect higher incentive expense and the impact of the new EU Single Resolution Fund, partially offset by lower compensation expense and the favorable impact of a stronger U.S. dollar. The sequential decrease primarily reflects lower litigation and professional, legal and other purchased services expenses.

•	Pershing Advisor Solutions won the Private Banking - Innovation Award at the 2015 Private Asset Management (PAM) awards, hosted by Private Asset magazine.

•	Anita Borg Institute names BNY Mellon top company for women technologists for achieving the highest overall score of all companies evaluated.

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BNY Mellon 1Q15 Earnings Release

OTHER SEGMENT primarily includes credit-related activities, leasing operations, corporate treasury activities, global markets and institutional banking services, business exits, M&I expenses and other corporate revenue and expense items.

(dollars in millions)	1Q14	2Q14	3Q14	4Q14	1Q15
Revenue:
Fee and other revenue	$112	$119	$928	$117	$104
Net interest revenue	68	60	69	69	54
Total revenue	180	179	997	186	158
Provision for credit losses	(18)	(12)	(19)	1	2
Noninterest expense (ex. M&I and restructuring charges)	193	93	274	210	120
Income (loss) before taxes (ex. M&I and restructuring charges)	5	98	742	(25)	36
M&I and restructuring charges	—	120	57	—	(4)
Income (loss) before taxes	$5	$(22)	$685	$(25)	$40

Average loans and leases	$10,104	$9,962	$10,278	$10,272	$8,602

KEY POINTS

•
Total fee and other revenue decreased $8 million compared with 1Q14 and $13 million compared with 4Q14. The year-over-year decrease primarily reflects lower leasing gains. The sequential decrease primarily reflects lower asset-related gains and net securities gains. Both decreases were partially offset by higher other trading revenue.

•	Net interest revenue decreased $14 million compared with 1Q14 and $15 million compared with 4Q14. Both decreases reflect higher internal crediting rates to the businesses for deposits.

•
Noninterest expense (excluding M&I and restructuring charges) decreased $73 million compared with 1Q14 and $90 million compared with 4Q14. The year-over-year decrease primarily reflects the curtailment gain related to the U.S. pension plan, partially offset by higher incentives reflecting better performance, a lower adjustment for the finalization of the annual incentive awards and the impact of vesting of long-term stock awards for retirement eligible employees. The sequential decrease was driven by lower litigation expense and lower pension expense.

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BNY Mellon 1Q15 Earnings Release

THE BANK OF NEW YORK MELLON CORPORATION
Condensed Consolidated Income Statement

(in millions)	Quarter ended
	March 31, 2015	Dec. 31, 2014	March 31, 2014

Fee and other revenue
Investment services fees:
Asset servicing	$1,038	$1,019	$1,009
Clearing services	344	347	325
Issuer services	232	193	229
Treasury services	137	145	136
Total investment services fees	1,751	1,704	1,699
Investment management and performance fees	854	885	843
Foreign exchange and other trading revenue	229	151	136
Distribution and servicing	41	43	43
Financing-related fees	40	43	38
Investment and other income	63	78	102
Total fee revenue	2,978	2,904	2,861
Net securities gains	24	31	22
Total fee and other revenue	3,002	2,935	2,883
Operations of consolidated investment management funds
Investment income	189	101	138
Interest of investment management fund note holders	68	59	102
Income from consolidated investment management funds	121	42	36
Net interest revenue
Interest revenue	807	802	812
Interest expense	79	90	84
Net interest revenue	728	712	728
Provision for credit losses	2	1	(18)
Net interest revenue after provision for credit losses	726	711	746
Noninterest expense
Staff	1,485	1,418	1,511
Professional, legal and other purchased services	302	390	312
Software and equipment	228	235	237
Net occupancy	151	150	154
Distribution and servicing	98	102	107
Sub-custodian	70	70	68
Business development	61	75	64
Other	242	211	223
Amortization of intangible assets	66	73	75
Merger and integration, litigation and restructuring charges	(3)	800	(12)
Total noninterest expense	2,700	3,524	2,739
Income
Income before income taxes	1,149	164	926
Provision (benefit) for income taxes	280	(93)	232
Net income	869	257	694
Net (income) attributable to noncontrolling interests (includes $(90), $(24) and $(20) related to consolidated investment management funds, respectively)	(90)	(24)	(20)
Net income applicable to shareholders of The Bank of New York Mellon Corporation	779	233	674
Preferred stock dividends	(13)	(24)	(13)
Net income applicable to common shareholders of The Bank of New York Mellon Corporation	$766	$209	$661

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BNY Mellon 1Q15 Earnings Release

THE BANK OF NEW YORK MELLON CORPORATION
Condensed Consolidated Income Statement - continued

Net income applicable to common shareholders of The Bank of New York Mellon Corporation used for the earnings per share calculation (in millions)	Quarter ended
	March 31, 2015	Dec. 31, 2014	March 31, 2014
Net income applicable to common shareholders of The Bank of New York Mellon Corporation	$766	$209	$661
Less: Earnings allocated to participating securities	12	4	13
Net income applicable to the common shareholders of The Bank of New York Mellon Corporation after required adjustments for the calculation of basic and diluted earnings per common share	$754	$205	$648

Average common shares and equivalents outstanding of The Bank of New York Mellon Corporation (in thousands)	Quarter ended
	March 31, 2015	Dec. 31, 2014	March 31, 2014
Basic	1,118,602	1,120,672	1,138,645
Diluted	1,126,306	1,129,040	1,144,510

Earnings per share applicable to the common shareholders of The Bank of New York Mellon Corporation (in dollars)	Quarter ended
	March 31, 2015	Dec. 31, 2014	March 31, 2014
Basic	$0.67	$0.18	$0.57
Diluted	$0.67	$0.18	$0.57

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BNY Mellon 1Q15 Earnings Release

THE BANK OF NEW YORK MELLON CORPORATION
Consolidated Balance Sheet

(dollars in millions, except per share amounts)	March 31, 2015	Dec. 31, 2014

Assets
Cash and due from:
Banks	$7,167	$6,970
Interest-bearing deposits with the Federal Reserve and other central banks	89,704	96,682
Interest-bearing deposits with banks	18,937	19,495
Federal funds sold and securities purchased under resale agreements	28,268	20,302
Securities:
Held-to-maturity (fair value of $41,676 and $21,127)	41,237	20,933
Available-for-sale	87,717	98,330
Total securities	128,954	119,263
Trading assets	9,505	9,881
Loans	62,326	59,132
Allowance for loan losses	(190)	(191)
Net loans	62,136	58,941
Premises and equipment	1,410	1,394
Accrued interest receivable	557	607
Goodwill	17,663	17,869
Intangible assets	4,047	4,127
Other assets	22,315	20,490
Subtotal assets of operations	390,663	376,021
Assets of consolidated investment management funds, at fair value:
Trading assets	7,852	8,678
Other assets	573	604
Subtotal assets of consolidated investment management funds, at fair value	8,425	9,282
Total assets	$399,088	$385,303
Liabilities
Deposits:
Noninterest-bearing (principally U.S. offices)	$111,622	$104,240
Interest-bearing deposits in U.S. offices	60,624	53,236
Interest-bearing deposits in Non-U.S. offices	109,013	108,393
Total deposits	281,259	265,869
Federal funds purchased and securities sold under repurchase agreements	7,919	11,469
Trading liabilities	7,342	7,434
Payables to customers and broker-dealers	21,959	21,181
Commercial paper	—	—
Other borrowed funds	869	786
Accrued taxes and other expenses	6,258	6,903
Other liabilities (includes allowance for lending-related commitments of $93 and $89)	7,581	5,025
Long-term debt	20,401	20,264
Subtotal liabilities of operations	353,588	338,931
Liabilities of consolidated investment management funds, at fair value:
Trading liabilities	6,584	7,660
Other liabilities	36	9
Subtotal liabilities of consolidated investment management funds, at fair value	6,620	7,669
Total liabilities	360,208	346,600
Temporary equity
Redeemable noncontrolling interests	215	229
Permanent equity
Preferred stock – par value $0.01 per share; authorized 100,000,000 shares; issued 15,826 and 15,826 shares	1,562	1,562
Common stock – par value $0.01 per share; authorized 3,500,000,000 shares; issued 1,303,799,499 and 1,290,222,821 shares	13	13
Additional paid-in capital	24,887	24,626
Retained earnings	18,257	17,683
Accumulated other comprehensive loss, net of tax	(2,182)	(1,634)
Less: Treasury stock of 182,287,827 and 171,995,262 common shares, at cost	(5,209)	(4,809)
Total The Bank of New York Mellon Corporation shareholders’ equity	37,328	37,441
Nonredeemable noncontrolling interests of consolidated investment management funds	1,337	1,033
Total permanent equity	38,665	38,474
Total liabilities, temporary equity and permanent equity	$399,088	$385,303

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BNY Mellon 1Q15 Earnings Release

SUPPLEMENTAL INFORMATION – EXPLANATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

BNY Mellon has included in this Earnings Release certain Non-GAAP financial measures based on fully phased-in Basel III CET1 and other risk-based capital ratios, SLR and tangible common shareholders’ equity. BNY Mellon believes that the Basel III CET1 and other risk-based capital ratios on a fully phased-in basis, the SLR on a fully phased-in basis and the ratio of tangible common shareholders’ equity to tangible assets of operations are measures of capital strength that provide additional useful information to investors, supplementing the capital ratios which are, or were, utilized by regulatory authorities. The tangible common shareholders’ equity ratio includes changes in investment securities valuations which are reflected in total shareholders’ equity. In addition, this ratio is expressed as a percentage of the actual book value of assets, as opposed to a percentage of a risk-based reduced value established in accordance with regulatory requirements, although BNY Mellon in its reconciliation has excluded certain assets which are given a zero percent risk-weighting for regulatory purposes and the assets of consolidated investment management funds to which BNY Mellon has limited economic exposure. Further, BNY Mellon believes that the return on tangible common equity measure, which excludes goodwill and intangible assets net of deferred tax liabilities, is a useful additional measure for investors because it presents a measure of those assets that can generate income. BNY Mellon has provided a measure of tangible book value per share, which it believes provides additional useful information as to the level of tangible assets in relation to shares of common stock outstanding.

BNY Mellon has presented revenue measures which exclude the effect of noncontrolling interests related to consolidated investment management funds, a gain on the sale of our investment in Wing Hang Bank and a gain on the sale of the One Wall Street building; and expense measures which exclude M&I expenses, litigation charges, restructuring charges, amortization of intangible assets and the charge (recovery) related to investment management funds, net of incentives. Earnings per share, return on equity measures and operating margin measures, which exclude some or all of these items, are also presented. Earnings per share and return on equity measures also exclude the benefit primarily related to a tax carryback claim. Operating margin measures may also exclude amortization of intangible assets and the net negative impact of money market fee waivers, net of distribution and servicing expense. BNY Mellon believes that these measures are useful to investors because they permit a focus on period-to-period comparisons, which relate to the ability of BNY Mellon to enhance revenues and limit expenses in circumstances where such matters are within BNY Mellon’s control. The excluded items, in general, relate to certain charges as a result of prior transactions. M&I expenses primarily relate to acquisitions and generally continue for approximately three years after the transaction. Litigation charges represent accruals for loss contingencies that are both probable and reasonably estimable, but exclude standard business-related legal fees. Restructuring charges relate to our streamlining actions, Operational Excellence Initiatives and migrating positions to Global Delivery Centers. Excluding these charges mentioned above permits investors to view expenses on a basis consistent with how management views the business.

The presentation of revenue growth on a constant currency basis permits investors to assess the significance of changes in foreign currency exchange rates. Growth rates on a constant currency basis were determined by applying the current period foreign currency exchange rates to the prior period revenue. BNY Mellon believes that this presentation, as a supplement to GAAP information, gives investors a clearer picture of the related revenue results without the variability caused by fluctuations in foreign currency exchange rates.

The presentation of income from consolidated investment management funds, net of net income attributable to noncontrolling interests related to the consolidation of certain investment management funds permits investors to view revenue on a basis consistent with how management views the business. BNY Mellon believes that these presentations, as a supplement to GAAP information, give investors a clearer picture of the results of its primary businesses.

In this Earnings Release, the net interest margin is presented on an FTE basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. Each of these measures as

Page - 24

BNY Mellon 1Q15 Earnings Release

described above is used by management to monitor financial performance, both on a company-wide and on a business-level basis.

The following table presents the reconciliation of net income and diluted earnings per common share.

Reconciliation of net income and diluted EPS – GAAP to Non-GAAP	4Q14
	Net	Diluted
(in millions, except per common share amounts)	income	EPS
Net income applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP	$209	$0.18
Less: Benefit primarily related to a tax carryback claim	150	0.13
Add: Litigation and restructuring charges	608	0.53
Net income applicable to common shareholders of The Bank of New York Mellon Corporation – Non-GAAP	$667	$0.58

The following table presents the reconciliation of the pre-tax operating margin ratio.

Reconciliation of income before income taxes – pre-tax operating margin
(dollars in millions)	1Q14	2Q14	3Q14	4Q14	1Q15
Income before income taxes – GAAP	$926	$811	$1,662	$164	$1,149
Less: Net income attributable to noncontrolling interests of consolidated investment management funds	20	17	23	24	90
Gain on the sale of our investment in Wing Hang Bank	—	—	490	—	—
Gain on the sale of the One Wall Street building	—	—	346	—	—
Add: Amortization of intangible assets	75	75	75	73	66
M&I, litigation and restructuring charges	(12)	122	220	800	(3)
Charge (recovery) related to investment management funds, net of incentives	(5)	109	—	—	—
Income before income taxes, as adjusted – Non-GAAP (a)	$964	$1,100	$1,098	$1,013	$1,122

Fee and other revenue – GAAP	$2,883	$2,980	$3,851	$2,935	$3,002
Income from consolidated investment management funds – GAAP	36	46	39	42	121
Net interest revenue – GAAP	728	719	721	712	728
Total revenue – GAAP	3,647	3,745	4,611	3,689	3,851
Less: Net income attributable to noncontrolling interests of consolidated investment management funds	20	17	23	24	90
Gain on the sale of our investment in Wing Hang Bank	—	—	490	—	—
Gain on the sale of the One Wall Street building	—	—	346	—	—
Total revenue, as adjusted – Non-GAAP (a)	$3,627	$3,728	$3,752	$3,665	$3,761

Pre-tax operating margin (b)	25%	22%	36%	4%	30%	(c)
Pre-tax operating margin – Non-GAAP (a)(b)	27%	30%	29%	28%	30%	(c)

(a)
Non-GAAP excludes net income attributable to noncontrolling interests of consolidated investment management funds, the gains on the sales of our investment in Wing Hang Bank and the One Wall Street building, amortization of intangible assets, M&I, litigation and restructuring charges, and a charge (recovery) related to investment management funds, net of incentives, if applicable.

(b)	Income before taxes divided by total revenue.

(c)
Our GAAP earnings include tax-advantaged investments such as low income housing, renewable energy, bank-owned life insurance and tax-exempt securities. The benefits of these investments are primarily reflected in tax expense. If reported on a tax-equivalent basis these investments would increase revenue and income before taxes by $64 million for 1Q15 and would increase our pre-tax operating margin by approximately 1.2%.

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BNY Mellon 1Q15 Earnings Release

The following table presents the reconciliation of the returns on common equity and tangible common equity.

Return on common equity and tangible common equity
(dollars in millions)	1Q14	2Q14	3Q14	4Q14	1Q15
Net income applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP	$661	$554	$1,070	$209	$766
Add: Amortization of intangible assets, net of tax	49	49	49	47	43
Net income applicable to common shareholders of The Bank of New York Mellon Corporation excluding amortization of intangible assets – Non-GAAP	710	603	1,119	256	809
Less: Gain on the sale of our investment in Wing Hang Bank	—	—	315	—	—
Gain on the sale of the One Wall Street building	—	—	204	—	—
Benefit primarily related to a tax carryback claim	—	—	—	150	—
Add: M&I, litigation and restructuring charges	(7)	76	183	608	(2)
Charge (recovery) related to investment management funds, net of incentives	(4)	85	—	—	—
Net income applicable to common shareholders of The Bank of New York Mellon Corporation, as adjusted – Non-GAAP (a)	$699	$764	$783	$714	$807

Average common shareholders’ equity	$36,289	$36,565	$36,751	$36,859	$35,486
Less: Average goodwill	18,072	18,149	18,109	17,924	17,756
Average intangible assets	4,422	4,354	4,274	4,174	4,088
Add: Deferred tax liability – tax deductible goodwill (b)	1,306	1,338	1,317	1,340	1,362
Deferred tax liability – intangible assets (b)	1,259	1,247	1,230	1,216	1,200
Average tangible common shareholders’ equity – Non-GAAP	$16,360	$16,647	$16,915	$17,317	$16,204

Return on common equity – GAAP (c)	7.4%	6.1%	11.6%	2.2%	8.8%
Return on common equity – Non-GAAP (a)(c)	7.8%	8.4%	8.5%	7.7%	9.2%

Return on tangible common equity – Non-GAAP (a)(c)	17.6%	14.5%	26.2%	5.9%	20.3%
Return on tangible common equity – Non-GAAP adjusted (a)(c)	17.3%	18.4%	18.4%	16.3%	20.2%

(a)
Non-GAAP excludes amortization of intangible assets, the gains on the sales of our investment in Wing Hang Bank and the One Wall Street building, the benefit primarily related to a tax carryback claim, M&I, litigation and restructuring charges, and a charge (recovery) related to investment management funds, net of incentives, if applicable.

(b)	Deferred tax liabilities are based on fully phased-in Basel III rules.

(c)	Annualized.

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BNY Mellon 1Q15 Earnings Release

The following table presents the reconciliation of the equity to assets ratio and book value per common share.

Equity to assets and book value per common share	March 31, 2014	Dec. 31, 2014	March 31, 2015
(dollars in millions, unless otherwise noted)
BNY Mellon shareholders’ equity at period end – GAAP	$37,986	$37,441	$37,328
Less: Preferred stock	1,562	1,562	1,562
BNY Mellon common shareholders’ equity at period end – GAAP	36,424	35,879	35,766
Less: Goodwill	18,100	17,869	17,663
Intangible assets	4,380	4,127	4,047
Add: Deferred tax liability – tax deductible goodwill (a)	1,306	1,340	1,362
Deferred tax liability – intangible assets (a)	1,259	1,216	1,200
BNY Mellon tangible common shareholders’ equity at period end – Non-GAAP	$16,509	$16,439	$16,618

Total assets at period end – GAAP	$368,241	$385,303	$399,088
Less: Assets of consolidated investment management funds	11,451	9,282	8,425
Subtotal assets of operations – Non-GAAP	356,790	376,021	390,663
Less: Goodwill	18,100	17,869	17,663
Intangible assets	4,380	4,127	4,047
Cash on deposit with the Federal Reserve and other central banks (b)	83,736	99,901	93,044
Tangible total assets of operations at period end – Non-GAAP	$250,574	$254,124	$275,909

BNY Mellon shareholders’ equity to total assets ratio – GAAP	10.3%	9.7%	9.4%
BNY Mellon common shareholders’ equity to total assets ratio – GAAP	9.9%	9.3%	9.0%
BNY Mellon tangible common shareholders’ equity to tangible assets of operations ratio – Non-GAAP	6.6%	6.5%	6.0%

Period-end common shares outstanding (in thousands)	1,140,373	1,118,228	1,121,512

Book value per common share – GAAP	$31.94	$32.09	$31.89
Tangible book value per common share – Non-GAAP	$14.48	$14.70	$14.82

(a)	Deferred tax liabilities are based on fully phased-in Basel III rules.
(b)    Assigned a zero percent risk-weighting by the regulators.

The following table presents income from consolidated investment management funds, net of noncontrolling interests.

Income from consolidated investment management funds, net of noncontrolling interests
(in millions)	1Q14	2Q14	3Q14	4Q14	1Q15
Income from consolidated investment management funds	$36	$46	$39	$42	$121
Less: Net income attributable to noncontrolling interests of consolidated investment management funds	20	17	23	24	90
Income from consolidated investment management funds, net of noncontrolling interests	$16	$29	$16	$18	$31

The following table presents the impact of changes in foreign currency exchange rates on our consolidated investment management and performance fees.

Investment management and performance fees - Consolidated			1Q15 vs.
(dollars in millions)	1Q14	1Q15	1Q14
Investment management and performance fees - GAAP	$843	$854	1%
Impact of changes in foreign currency exchange rates	(40)	—
Investment management and performance fees, as adjusted - Non-GAAP	$803	$854	6%

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BNY Mellon 1Q15 Earnings Release

The following table presents the revenue line items in the Investment Management business impacted by the consolidated investment management funds.

Income from consolidated investment management funds, net of noncontrolling interests - Investment Management business
(in millions)	1Q14	2Q14	3Q14	4Q14	1Q15
Investment management fees	$18	$18	$15	$15	$14
Other (Investment income)	(2)	11	1	3	17
Income from consolidated investment management funds, net of noncontrolling interests	$16	$29	$16	$18	$31

The following table presents the impact of changes in foreign currency exchange rates on investment management fees reported in the Investment Management segment.

Investment management fees - Investment Management business			1Q15 vs.
(dollars in millions)	1Q14	1Q15	1Q14
Investment management fees - GAAP	$824	$835	1%
Impact of changes in foreign currency exchange rates	(40)	—
Investment management fees, as adjusted - Non-GAAP	$784	$835	7%

The following table presents the reconciliation of the pre-tax operating margin for the Investment Management business.

Pre-tax operating margin - Investment Management business
(dollars in millions)	1Q14	2Q14	3Q14	4Q14	1Q15
Income before income taxes – GAAP	$246	$171	$245	$239	$264
Add: Amortization of intangible assets	31	31	31	30	25
Money market fee waivers	35	28	29	34	34
Charge (recovery) related to investment management funds, net of incentives	(5)	109	—	—	—
Income before income taxes excluding amortization of intangible assets, money market fee waivers and the charge (recovery) related to investment management funds, net of incentives – Non-GAAP	$307	$339	$305	$303	$323

Total revenue – GAAP	$970	$1,036	$1,003	$998	$1,010
Less: Distribution and servicing expense	106	111	105	102	97
Money market fee waivers benefiting distribution and servicing expense	38	37	38	36	38
Add: Money market fee waivers impacting total revenue	73	65	67	70	72
Total revenue net of distribution and servicing expense and excluding money market fee waivers – Non-GAAP	$899	$953	$927	$930	$947

Pre-tax operating margin (a)	25%	16%	24%	24%	26%
Pre-tax operating margin excluding amortization of intangible assets, money market fee waivers, the charge (recovery) related to investment management funds, net of incentives and net of distribution and servicing expense – Non-GAAP (a)	34%	36%	33%	32%	34%
(a)    Income before taxes divided by total revenue.

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BNY Mellon 1Q15 Earnings Release

DIVIDENDS

Common – On April 22, 2015, The Bank of New York Mellon Corporation declared a quarterly common stock dividend of $0.17 per common share. This cash dividend is payable on May 14, 2015 to shareholders of record as of the close of business on May 4, 2015.

Preferred – On April 22, 2015, The Bank of New York Mellon Corporation also declared the following dividends for the noncumulative perpetual preferred stock, liquidation preference $100,000 per share, for the dividend period ending in June 2015, in each case, payable on June 22, 2015 to holders of record as of the close of business on June 5, 2015:

•
$1,044.44 per share on the Series A Preferred Stock (equivalent to $10.4444 per Normal Preferred Capital Security of Mellon Capital IV, each representing 1/100th interest in a share of Series A Preferred Stock);

•	$1,300.00 per share on the Series C Preferred Stock (equivalent to $0.3250 per depositary share, each representing a 1/4,000th interest in a share of the Series C Preferred Stock); and

•	$2,250.00 per share on the Series D Preferred Stock (equivalent to approximately $22.50 per depositary share, each representing a 1/100th interest in a share of the Series D Preferred Stock).

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of March 31, 2015, BNY Mellon had $28.5 trillion in assets under custody and/or administration, and $1.7 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com, or follow us on Twitter @BNYMellon.

CAUTIONARY STATEMENT

A number of statements (i) in this Earnings Release, (ii) in our presentations and (iii) in the responses to questions on our conference call discussing our quarterly results and other public events may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including our estimated capital ratios and expectations relating to those ratios, preliminary business metrics and statements regarding our capital plans; strategic priorities; initiatives in Investment Services and Investment Management; our business improvement process; and investment securities portfolio. These statements may be expressed in a variety of ways, including the use of future or present tense language. Words such as “estimate”, “forecast”, “project”, “anticipate”, “target”, “expect”, “intend”, “continue”, “seek”, “believe”, “plan”, “goal”, “could”, “should”, “may”, “will”, “strategy”, “opportunities”, “trends” and words of similar meaning signify forward-looking statements. These statements and other forward-looking statements contained in other public disclosures of The Bank of New York Mellon Corporation which make reference to the cautionary factors described in this Earnings Release are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 and BNY Mellon’s other filings with the Securities and Exchange Commission. All forward-looking statements in this Earnings Release speak only as of April 22, 2015, and BNY Mellon undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

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